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                                 Exhibit 99.1


Tuesday, June 1, 2004

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: John F. Perotti-President, Chief Executive Officer
                                (860) 435-9801 x 1001

FOR IMMEDIATE RELEASE

Salisbury Bancorp, Inc. Announces Second Quarter Dividend

Lakeville, Connecticut, June 1, 2004/PRNewswire... The Board of Directors of Salisbury Bancorp, Inc. (AMEX:SAL), the holding company for Salisbury Bank and Trust Company declared a $.24 per common share quarterly cash dividend at their May 28, 2004 meeting. Dividends year to date for 2004 total $.48 per common share. This represents an increase of $.02 or 4.4% over the $.46 per share cash dividends paid during the same period in 2003. The quarterly cash dividend will be paid on July 30, 2004 to shareholders of record as of June 30, 2004.

Salisbury Bancorp's sole subsidiary, Salisbury Bank and Trust Company, is an independent community bank with assets in excess of $320 million and capital in excess of $29 million, which has served the communities of northwestern Connecticut and proximate communities in New York and Massachusetts for approximately 150 years. Salisbury Bank and Trust Company is headquartered in Lakeville, Connecticut and operates full service branches in Canaan, Salisbury and Sharon, Connecticut. The Bank offers a full compliment of consumer and business banking products and services as well as trust services.